Exhibit 99.2

9335 Harris Corners Parkway Suite 300 Charlotte, NC 28269

FOR RELEASE

Polymer Group Completes Acquisition of Fiberweb

Integration of industry leaders creates world’s largest nonwovens company

CHARLOTTE, N.C. – Nov. 15, 2013 – Polymer Group, Inc. (PGI) today announced that it has completed its acquisition of Fiberweb plc, a global developer and manufacturer of specialty nonwoven products and materials for a variety of industrial end markets. As a result of the acquisition, PGI is the world’s largest manufacturer of nonwovens.

The acquisition of Fiberweb marks a critical step in PGI’s strategy of accelerated and sustainable growth, bringing both companies into new market segments and expanding PGI’s global footprint. PGI now operates in 13 countries with an employee base of approximately 4,000 employees. Through the combination of the companies, PGI can now serve a broader range of global customers across North America, South America, Europe and the Asia-Pacific region with an unmatched portfolio of technologies and products, and world-class service.

“This is a milestone in our proud history and a critical moment for our industry,” said J. Joel Hackney Jr., Chief Executive Officer of PGI. “PGI and Fiberweb are stronger together, and we are now well-positioned to deliver on the industry’s growing demand for global scale, innovation and leadership.”

Fiberweb’s unique offerings in Filtration, Building and Construction, Agriculture, Healthcare, Technical Fabrics, Geosynthetics and Hygiene will complement PGI’s established presence across Hygiene, Healthcare, Wipes and Industrial markets. Customers of both companies are expected to benefit from PGI’s expanded global presence and portfolio of products and services.

“We are committed to investing and growing our presence in our key market segments as well as those in which Fiberweb operates,” said Hackney. “We look forward to welcoming the Fiberweb team as they join us in our mission of creating a safer, cleaner, healthier world for our families and communities.”

Click here to learn more about PGI’s innovative products and technologies.

About PGI

PGI is a global, technology-driven developer, producer and marketer of engineered materials, and one of the world’s leading producers of nonwovens. With the broadest range of process technologies in the nonwovens industry, PGI is a global supplier to leading consumer and industrial product manufacturers. The company operates manufacturing and converting facilities in thirteen countries throughout the world.

Media Contact:

Mark Van Hook

Capstrat for PGI

P: 919.745.3689

E: mvanhook@capstrat.com